EXHIBIT 5.1

November 7, 2023

Nelnet, Inc.
121 South 13th Street, Suite 100
Lincoln, Nebraska 68508
Re:    Registration Statement on Form S-8 for Additional Shares of Class A Common Stock Issuable Under the Nelnet, Inc. Directors Stock Compensation Plan
Ladies and Gentlemen:
I am General Counsel of Nelnet, Inc., a Nebraska corporation (the “Company”), and I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 200,000 additional shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable from time to time pursuant to awards granted under the Nelnet, Inc. Directors Stock Compensation Plan, as amended (the “Plan”).
In connection therewith, I, or attorneys under my direction, have examined, and relied upon the accuracy of factual matters contained in the Plan and such other agreements, documents, certificates, corporate records and instruments as I have deemed necessary for the purposes of the opinion expressed below. In my examination of such documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents, the authenticity of all original documents, and the conformity to authentic original documents of all copies of documents. In rendering this opinion, I have assumed that, at the time of the issuance of the Shares, the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan, and upon the issuance of any of the Shares, the total number of shares of Class A Common Stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under its articles of incorporation, as amended.
Based upon, subject to, and limited by the foregoing, I am of the opinion that the Shares, when issued pursuant to awards granted in accordance with the terms of the Plan and in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. I am a member of the bar of the State of Nebraska, and in rendering the opinion set forth above, I express no opinion as to the laws of any jurisdiction other than the Model Business Corporation Act of the State of Nebraska and the federal laws of the United States of America. I do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to my attention after the date hereof.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ WILLIAM J. MUNN
William J. Munn
General Counsel

121 S. 13th Street | Suite 100 | Lincoln, NE 68508 | p 402.458.2370 | Nelnet.com